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                                  DESIGNS, INC.

                        SENIOR EXECUTIVE INCENTIVE PLAN

     This Senior Executive Incentive Plan (the "EIP") of Designs, Inc. (the "Corporation") has been adopted and approved by the Compensation Committee of the Board of Directors of the Corporation (the "Board") in order to link annual cash bonus payments to senior executive officers of the Corporation to the achievement of annual corporate performance measurements. A senior executive officer of the Corporation may be eligible to receive cash bonus payments under the EIP provided that such officer is designated for a particular fiscal year as a participant ("Participant") in the EIP by the Compensation Committee of the Board, or such other committee of the Board which the Board may so designate to administer the EIP (the "Committee").

DEFINITIONS

     "EPS" means, on a consolidated basis, the Net Earnings (as defined below) of the Corporation for the fiscal year divided by the number of shares of the Corporation's common stock outstanding at the end of the fiscal year.

     "Net Earnings" means, on a consolidated basis, the Corporation's gross sales for the fiscal year minus the Corporation's expenses for that fiscal year.

     "RONA" means, on a consolidated basis, EBIT (as defined below) for the fiscal year divided by the Net Assets (as defined below) of the Corporation at the end of that fiscal year.

     "EBIT" means, on a consolidated basis, the Net Earnings of the Corporation for the fiscal year plus interest and taxes for that fiscal year.

     "Net Assets" means, on a consolidated basis, the Corporation's inventory (product) plus the Corporation's fixed assets (stores, other buildings, capital equipment and the like), each determined at the end of the fiscal year.

COMPONENTS

     The EIP is designed to reward Participants based on the following two (2) measures of corporate performance: EPS and RONA. Each fiscal year, the Committee will establish an EPS corporate performance target and a RONA corporate performance target, each of which is independent of the other and both of which are to be determined without regard to the effect of any non-recurring item of income or expense recorded during the fiscal year. The EPS corporate performance target is subject to equitable adjustment in the event of any stock split, stock dividend, reclassification of shares, issuance of new shares, repurchase or cancellation of shares or other similar event affecting the number of shares of the Corporation's common stock outstanding from fiscal year end to fiscal year end. Each Participant will paid a cash bonus equal to: (a) up to twenty-five percent (25%) of the Participant's base salary paid for the fiscal year based upon the amount by which EPS for the fiscal year exceeds the EPS target for that fiscal year; plus (b) up to twenty-five percent (25%) of the Participant's base salary paid for the fiscal year based upon the amount by which RONA for that fiscal year exceeds the RONA target for that fiscal year.


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PAYMENT OF CASH BONUSES

     Any cash bonus payment that is earned in a particular fiscal year will be paid, at the Participant's option, either:

     (a) within thirty (30) days after the Corporation's fiscal year financial results have been audited by the Corporation's independent accountants; or

     (b) prior to the last day of the calendar year to which the payment relates with appropriate adjustments to be made, based on the audited financial results of the Corporation, within thirty (30) days after the Corporation's fiscal year financial results have been audited by the Corporation's independent accountants.

ELIGIBILITY

     Those senior executive officers of the Corporation designated as Participants after the beginning of the fiscal year may receive a prorated payment based on the number of months they are employed by the Company during the fiscal year. Any Participant who leaves the employ of the Corporation voluntarily following the end of the end of the fiscal year but before the date on which a payment under the EIP is made forfeits any cash bonus payment which the Participant was eligible to receive. Any Participant who involuntarily leaves the employ of the Corporation during the fiscal year will be paid, if earned, a prorated cash bonus for the portion of the fiscal year the senior executive officer qualified as a Participant through the date the Participant leaves the employ of the Corporation, such payment being made in accordance with the terms of the EIP. Cash bonus payments are based on base salary paid during the fiscal year. No other payments are included for purposes of the cash bonus payment calculation. All interpretations or other decisions concerning the EIP shall be made by the Committee, in its sole discretion.